Exhibit 99.1: Peoples Financial Corporation Press Release Dated April 16, 2007
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION EARNINGS
INCREASE 7% IN FIRST QUARTER OF 2007
BILOXI, MS (April 16, 2007)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported first quarter 2007 earnings increased 7% to $2,715,000 compared to the same period in 2006, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Earnings per share for the quarter reached $.49 per average weighted share, compared to $.46 per share in the period the year before. Earnings per share figures are based on weighted average shares outstanding of 5,548,199 and 5,548,609 on March 31, 2007 and March 31, 2006, respectively.
“We opened 2007 with a solid quarter,” said Swetman. “Our loan volume grew 19% over the first quarter of 2006, which we believe indicates that the recovery of the Mississippi Gulf Coast is beginning to accelerate,” he added.
Total interest income rose 31% during the quarter. Net interest income for first quarter 2007 was essentially flat compared to the same period in 2006. Swetman said net interest income was impacted primarily by a 113% increase in total interest expense, which is the result of higher interest costs on certain cash management accounts.
“Our loan portfolio remains solid,” said Swetman. “We are pleased that we have not been forced to make any upward changes to the loan loss provisions that we established in September 2005 in the wake of Hurricane Katrina. As the insurance markets begin to stabilize through the efforts of our state Legislature and the effects of more rational ratemaking, we hope that the recovery of our community will gather momentum in the months ahead.”
Founded in 1896, with $987 million in assets as of March 31, 2007, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

2 - YEAR FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

For The Quarter Ended March 31,	2007	2006	Change

Earnings: (1)

Net Income	$2,715	$2,533	7%

Earnings Per Share	.49	.46	7%

Net Interest Income:

Total interest income	$13,909	$10,612	31%
Total interest expense	6,396	2,997	113%

Net Interest Income	$7,513	$7,615	(1%)

March 31,	2007	2006	Change

Financial Condition:

Total Assets	$986,762	$899,821	10%

Loans — Net of Unearned Discounts	422,702	354,707	19%

Investment Securities	483,400	416,023	16%

Total Deposits	622,465	637,959	(2%)

Shareholders’ Equity	101,160	89,803	13%

Book Value Per Share	18.23	16.19	13%

Selected Ratios

Return on average shareholders’ equity	10.89%	8.85%

Return on average total assets	1.10%	1.15%

Primary capital to average assets	11.36%	11.41%

Allowance for loan losses as a % of loans, net of unearned discount	2.57%	3.09%

(1)	Based on weighted average shares outstanding of 5,548,199 and 5,548,609 at March 31, 2007 and 2006, respectively.